The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         Subject to Completion, Pricing Supplement dated July 23, 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 81 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                              Dated                  , 2004
                                                                  Rule 424(b)(3)

                                  $
                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes
                                ---------------
                   Capital Protected Notes due March 30, 2011
           Based on the Value of the Dow Jones Industrial Average(SM)

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of the Dow Jones Industrial Average(SM), which we refer to as the DJIA(SM), over the term of the notes, as described in this pricing supplement. In no event, however, will the payment at maturity be less than the principal amount of $10.

o    The principal amount and issue price of each note is $10.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of (i) $10 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) the participation rate, which is expected to be 80% to 85% and will be determined on the day we price the notes for initial sale to the public.

     o    The initial index value will equal         , the closing value of the
          DJIA on the day we price the notes for initial sale to the public.

     o The final index value will equal the closing value of the DJIA on the second scheduled trading day prior to the maturity date, which we refer to as the determination date.

o If the final index value of the DJIA is less than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the DJIA or its component stocks.

o We will apply to list the notes under the proposed symbol "DPP" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-7.

                              ------------------

                              PRICE $10 PER NOTE

                              ------------------


                                    Price to          Agent's        Proceeds to
                                     Public       Commissions(1)       Company
                                    --------      --------------     -----------
Per note.......................         $                $                $
Total..........................         $                $                $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the DJIA. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying DJIA. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value over the initial index value.

     "Dow Jones(SM)," "DJIA (SM)" and "Dow Jones Industrial Average(SM)" are service marks of Dow Jones & Company, Inc., which we refer to as Dow Jones, and have been licensed for use by Morgan Stanley.

Each note costs $10              We, Morgan Stanley, are offering you Capital
                                 Protected Notes due March 30, 2011 Based on the Value of the Dow Jones Industrial
                                 Average(SM), which we refer to as the notes.
                                 The principal amount and issue price of each
                                 note is $10.

                                 The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at Maturity              Unlike ordinary debt securities, the notes do
                                 not pay interest. Instead, at maturity, you
                                 will receive the principal amount of $10 per
                                 note, plus a supplemental redemption amount if
                                 the final index value of the DJIA is greater
                                 than the initial index value. The initial
                                 index value is           , the closing value
                                 of the DJIA on the day we price the notes for initial sale to the public. The final index value will be the closing value of the DJIA on the second scheduled trading day prior to the maturity date, which we refer to as the determination date. If the scheduled determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                          100% Principal Protection

                                 At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                        The Supplemental Redemption Amount
                                                Based on the DJIA

                                 The supplemental redemption amount will be equal to the product of (i) $10 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times
                                 (iii) the participation rate, which is
                                 expected to be 80% to 85% and will be
                                 determined on the day we price the notes for initial sale to the public. If the final index
                                 value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                                   Supplemental                (Final Index Value - Initial Index  Value)    Participation
                                    Redemption       =  $10 x  ------------------------------------------  x      Rate
                                     Amount                               Initial Index Value


                                 where

                                 Initial Index Value =             , the closing value of the DJIA on the day we price the
                                                          notes for initial sale to the public

                                 Final Index Value   =    the closing value of the DJIA on the second scheduled trading day prior to the maturity date, which we refer to as the determination date

                                 If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                                 You can review the historical values of the DJIA in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the DJIA is not reflected in the level of the DJIA and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the             We have appointed our affiliate, Morgan
calculation agent                Stanley & Co. Incorporated, which we refer to
                                 as MS & Co., to act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                                 will determine the initial index value, the final index value, the percentage change in the DJIA and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as     The notes will be treated as "contingent
contingent payment debt          payment debt instruments" for U.S. federal
instruments for U.S. federal     income tax purposes, as described in the
income tax purposes              section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation" and the sections called
                                 "United States Federal Taxation--Notes--Notes
                                 Linked to Commodity Prices, Single Securities,
                                 Baskets of Securities or Indices" and "United
                                 States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a foreign investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series C medium-term note program. You can
                                 find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of
                                 Notes--Floating Rate Notes" and "--Notes
                                 Linked to Commodity Prices, Single Securities,
                                 Baskets of Securities or Indices."

                                 Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                       HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the determination date and is equal to the product of (i) $10 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) the participation rate.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payouts on the notes.

Example:

The final index value is 50% greater than the initial index value.

Initial Index Value:  10,000
Final Index Value:    15,000
Hypothetical Participation Rate:    82.5%

                                                      15,000 - 10,000
              Supplemental Redemption    =   $10   x  ---------------  x  82.5%  =   $4.125
              Amount per note                             10,000

     In the example above, the total payment at maturity per note will equal $14.125, which is the sum of the principal amount of $10 and a supplemental redemption amount of $4.125. The examples of the hypothetical supplemental redemption amounts and payouts at maturity provided in the table below are intended to illustrate the effect of the participation rate on each $10 principal amount of notes for the specified final index values, however they do not cover the complete range of possible payouts at maturity.

-----------------------------------------------------------------------------------------------
                                                      Supplemental                     Percent
 Percent Return        Final            Principal      Redemption       Payment at    Return on
    of DJIA         Index Value          Amount          Amount          Maturity      $10 Note
-----------------------------------------------------------------------------------------------
     -70.00%           3,000.00          $10.00        $   0.000        $10.000          0.00%
     -60.00%           4,000.00          $10.00        $   0.000        $10.000          0.00%
     -50.00%           5,000.00          $10.00        $   0.000        $10.000          0.00%
     -40.00%           6,000.00          $10.00        $   0.000        $10.000          0.00%
     -30.00%           7,000.00          $10.00        $   0.000        $10.000          0.00%
     -20.00%           8,000.00          $10.00        $   0.000        $10.000          0.00%
     -10.00%           9,000.00          $10.00        $   0.000        $10.000          0.00%
       0.00%          10,000.00          $10.00        $   0.000        $10.000          0.00%
      10.00%          11,000.00          $10.00        $   0.825        $10.825          8.25%
      20.00%          12,000.00          $10.00        $   1.650        $11.650         16.50%
      30.00%          13,000.00          $10.00        $   2.475        $12.475         24.75%
      40.00%          14,000.00          $10.00        $   3.300        $13.300         33.00%
      50.00%          15,000.00          $10.00        $   4.125        $14.125         41.25%
      60.00%          16,000.00          $10.00        $   4.950        $14.950         49.50%
      70.00%          17,000.00          $10.00        $   5.775        $15.775         57.75%
-----------------------------------------------------------------------------------------------

     You can review the historical values of the DJIA for the period from January 1, 1999 through July 23, 2004 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the DJIA based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the DJIA. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes,    The terms of the notes differ from those of
the notes do not pay interest    ordinary debt securities in that we will not
                                 pay interest on the notes. Because the
                                 supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value over the initial index value.

The notes may not pay more       If the final index value is less than or equal
than the principal amount at     to the initial index value, you will receive
maturity                         only the principal amount of $10 for each note
                                 you hold at maturity.

Secondary trading may be         There may be little or no secondary market for
limited                          the notes. Although we will apply to list the
                                 notes on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time
                                 MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the notes        Several factors, many of which are beyond our
influenced by many               control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

                                 o    the value of the DJIA at any time

                                 o    interest and yield rates in the market

                                 o    geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the
                                      securities underlying the DJIA or stock
                                      markets generally and that may affect the final index value

                                 o the time remaining to the maturity of the notes

                                 o the dividend rate on the stocks underlying the DJIA

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the DJIA is at, below or not sufficiently above the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the based on its historical performance. We cannot guarantee that the final index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original          which MS & Co. is willing to purchase notes in
issue price is likely to         secondary market transactions will likely be
adversely affect secondary       lower than the original issue price, since the
market prices                    original issue price included, and secondary
                                 market prices are likely to exclude,
                                 commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is not    Investing in the notes is not equivalent to
equivalent to investing in the   investing in the DJIA or its component stocks.
DJIA                             The payout you receive at maturity on the
                                 notes will be limited by the participation rate.

Adjustments to the DJIA could    Dow Jones Indexes, a part of Dow Jones, is
adversely affect the value of    responsible for calculating and maintaining
the notes                        the DJIA. You should not conclude that the
                                 inclusion of a stock in the DJIA is an
                                 investment recommendation by us of that stock.
                                 The editors of The Wall Street Journal, which is published by Dow Jones, can add, delete or substitute the stocks underlying the DJIA, and Dow Jones Indexes can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the DJIA. Dow
                                 Jones may discontinue or suspend calculation or dissemination of the DJIA. Any of these actions could adversely affect the value of the notes. Dow Jones is under no obligation to consider your interest as an investor in the notes and will not do so.

                                 Dow Jones may discontinue or suspend
                                 calculation or publication of the DJIA at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued DJIA. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the DJIA, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the DJIA last in effect prior to discontinuance of the DJIA.

You have no shareholder rights   As an investor in the notes, you will not have
                                 voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the DJIA.

The economic interests of the    The economic interests of the calculation
calculation agent and other of   agent and other of our affiliates are
our affiliates are potentially   potentially adverse to your interests as an
adverse to your interests        investor in the notes.

                                 As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the DJIA, may affect the payout to you at maturity. See the sections of this pricing supplement called

                                 "Description of Notes--Market Disruption
                                 Event" and "--Discontinuance of the Dow Jones Industrial Average; Alteration of Method of Calculation."

                                 The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours will
by the calculation agent and     carry out hedging activities related to the
its affiliates could             notes (and possibly to other instruments
potentially adversely affect     linked to the DJIA or its component stocks),
the value of the DJIA            including trading in the stocks underlying the
                                 DJIA as well as in other instruments related to the DJIA. MS & Co. and some of our other subsidiaries also trade the stocks underlying the DJIA and other financial instruments related to the DJIA on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price this offer of notes for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the DJIA must close on the determination date before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the DJIA on the determination date and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes. The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S.
                                 taxable investor, you will generally be
                                 subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes.
                                 In addition, any gain recognized by U.S.
                                 taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a foreign investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due March 30, 2011 Based on the Value of the Dow Jones Industrial Average(SM). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...    $

Original Issue Date
(Settlement Date)............              , 2004

Maturity Date................    March 30, 2011, subject to extension in the
                                 event of a Market Disruption Event on the Determination Date for calculating the Final
                                 Index Value.

                                 If, due to a Market Disruption Event or
                                 otherwise, the Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the Determination Date as postponed. See "--Determination Date" below.

Specified Currency...........    U.S. Dollars

CUSIP Number.................    61746S539

Minimum Denominations........    $10

Issue Price..................    $10 (100%)

Interest Rate................    None

Maturity Redemption Amount...    At maturity, upon delivery of the Notes to the
                                 Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental
                                 Redemption Amount, if any. See
                                 "--Discontinuance of the Dow Jones Industrial
                                 Average; Alteration of Method of Calculation" below.

                                 We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                 (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount.......................    The Supplemental Redemption Amount will be
                                 equal to the product of (i) $10 times (ii) the DJIA Percent Change times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

DJIA Percent Change..........    The DJIA Percent Change is a fraction, the
                                 numerator of which will be the Final Index
                                 Value minus the Initial Index Value and the denominator of which will be the Initial Index
                                 Value. The DJIA Percent Change is described by the following formula:

                                    (Final Index Value - Initial Index Value)
                                    -----------------------------------------
                                               Initial Index Value

Participation Rate...........    The Participation Rate is expected to be 80%
                                 to 85% and will be determined on the day we price the Notes for initial sale to the public.

Initial Index Value..........                ,  the Index Closing Value on the
                                 day we price the Notes for initial sale to the public.

Final Index Value............    The Index Closing Value on the Determination
                                 Date.

Index Closing Value..........    The Index Closing  Value on any Trading Day
                                 will equal the closing value of the DJIA or any Successor Index (as defined under "--Discontinuance of the Dow Jones Industrial
                                 Average; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the DJIA described under "--Discontinuance of the Dow
                                 Jones Industrial Average; Alteration of Method of Calculation."

Determination Date...........    The Determination Date will be the second
                                 scheduled Trading Day prior to the Maturity
                                 Date, subject to adjustment for Market
                                 Disruption Events as described in the
                                 following paragraph.

                                 If there is a Market Disruption Event on the scheduled Determination Date, or the scheduled Determination Date is not otherwise a Trading Day, the Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day..................    A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                 American Stock Exchange LLC ("AMEX"), the
                                 Nasdaq National Market, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............    Book Entry. The Notes will be issued in the
                                 form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes.
                                 Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                 Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
 Note........................    Senior

Trustee......................    JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent........................    Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event......    "Market Disruption Event" means, with respect
                                 to the DJIA, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the DJIA (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the DJIA (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the DJIA (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the DJIA is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the DJIA shall be based on a comparison of (x) the portion of the value of the DJIA attributable to that security relative to (y) the overall value of the DJIA, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption

                                 Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the DJIA by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the DJIA and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the DJIA are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............    "Relevant Exchange" means the primary exchange
                                 or market of trading for any security then included in the DJIA or any Successor Index.

Alternate Exchange Calculation
  in Case of an Event of
  Default ...................    In case an event of default with respect to the
                                 Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the
                                 "Acceleration Amount") will be equal to the $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value on the date of such acceleration were the Final Index Value.

                                 If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............    MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 All calculations with respect to the Final
                                 Index Value and the Supplemental Redemption
                                 Amount, if any, will be made by the
                                 Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Index Value, the DJIA Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the Dow Jones Industrial Average; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Dow Jones Industrial
Average......................    We have derived all information contained in
                                 this pricing supplement regarding the DJIA, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow
                                 Jones. The DJIA is calculated and maintained by Dow Jones Indexes and published by Dow
                                 Jones. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The DJIA is a price-weighted index comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the "WSJ"), which is published by Dow Jones, as representative of the broad market of U.S. industry. There are no pre-determined criteria for selection of a component stock except that component companies represented by the DJIA should be established U.S. companies that are leaders in their industries. The DJIA serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the component companies represented in the DJIA, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the DJIA tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company's core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the DJIA may be changed at any time for any reason.

                                 The DJIA is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks' prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, splits, spin-offs and other corporate actions such as rights offerings and extraordinary dividends. Normal cash dividends are not taken into account in the calculation of the DJIA. The current divisor of the DJIA is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the Maturity Redemption Amount.

                                 The formula used to calculate divisor
                                 adjustments is:

                                                                      Adjusted Sum of Prices
                                 New Divisor = Current Divisor  x  = ------------------------
                                                                     Unadjusted Sum of Prices

                                 Each component company of the DJIA as of July 23, 2004 and its corresponding stock ticker symbol is set forth in the following table. Twenty-eight of the DJIA component companies are traded on the NYSE, and Intel Corporation and Microsoft Corporation are traded on the Nasdaq National Market.

                                       Issuer of Component Stock          Symbol
                                 -------------------------------------    ------
                                 Alcoa Inc............................      AA
                                 Altria Group Inc.....................      MO
                                 American Express Company.............      AXP
                                 American International Group Inc. ...      AIG
                                 The Boeing Company...................      BA
                                 Caterpillar Inc......................      CAT
                                 Citigroup Inc........................      C
                                 The Coca-Cola Company................      KO
                                 E.I. du Pont de Nemours and Company..      DD
                                 Exxon Mobil Corporation..............      XOM
                                 General Electric Company.............      GE
                                 General Motors Corporation...........      GM
                                 Hewlett-Packard Company..............      HPQ
                                 The Home Depot, Inc..................      HD
                                 Honeywell International Inc..........      HON
                                 Intel Corporation....................      INTC
                                 International Business Machines
                                   Corporation........................      IBM
                                 J.P. Morgan Chase & Co...............      JPM
                                 Johnson & Johnson....................      JNJ
                                 McDonald's Corporation...............      MCD
                                 Merck & Co., Inc.....................      MRK
                                 Microsoft Corporation................      MSFT
                                 Pfizer Inc...........................      PFE
                                 3M Company...........................      MMM
                                 The Procter & Gamble Company.........      PG
                                 SBC Communications Inc...............      SBC
                                 United Technologies Corporation......      UTX
                                 Verizon Communications Inc...........      VZ

                                       Issuer of Component Stock          Symbol
                                 -------------------------------------    ------
                                 Wal-Mart Stores, Inc.................      WMT
                                 The Walt Disney Company..............      DIS


Discontinuance of the Dow
  Jones Industrial Average
  Index; Alteration of
  Method of Calculation......    If Dow Jones discontinues publication of the
                                 DJIA and Dow Jones or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued the DJIA (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on the date that any Index
                                 Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If Dow Jones discontinues publication of the DJIA prior to, and such discontinuance is continuing on, the Determination Date and MS & Co., as Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the DJIA last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the DJIA without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the DJIA may adversely affect the value of the Notes.

                                 If at any time the method of calculating the DJIA or a Successor Index, or the value thereof, is changed in a material respect, or if the DJIA or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the DJIA or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the

                                 Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the DJIA or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Initial Index Value and the Final Index Value with reference to the DJIA or such Successor Index, as adjusted. Accordingly, if the method of calculating the DJIA or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the DJIA or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.......    The following table sets forth the high and
                                 low Index Closing Values, as well as
                                 end-of-quarter Index Closing Values, of the DJIA for each quarter in the period from January 1, 1999 through July 23, 2004. The
                                 Index Closing Value on July 23, 2004 was
                                 9,962.22. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

                                 The historical values of the DJIA should not be taken as an indication of future performance, and no assurance can be given as to the level of the DJIA on the Determination Date. We cannot give you any assurance that the value of the DJIA on the Determination Date will be higher than the Initial Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                                  High         Low     Period End
                                                               ---------     --------  ----------
                                 1999:
                                 First Quarter...........      10,006.78     9,120.67    9,786.16
                                 Second Quarter..........      11,107.19     9,832.51   10,970.80
                                 Third Quarter...........      11,326.04    10,213.48   10,337.00
                                 Fourth Quarter..........      11,497.12    10,019.71   11,497.12
                                 2000:
                                 First Quarter...........      11,722.98     9,796.03   10,921.92
                                 Second Quarter..........      11,287.08    10,299.24   10,447.89
                                 Third Quarter...........      11,310.64    10,481.47   10,650.92
                                 Fourth Quarter..........      10,977.21     9,975.02   10,786.85
                                 2001:
                                 First Quarter...........      10,983.63     9,389.48    9,878.78
                                 Second Quarter..........      11,337.92     9,485.71   10,502.40
                                 Third Quarter...........      10,610.00     8,235.81    8,847.56
                                 Fourth Quarter..........      10,136.99     8,836.83   10,021.50
                                 2002:
                                 First Quarter...........      10,635.25     9,618.24   10,403.94
                                 Second Quarter .........      10,381.73     9,120.11    9,243.26
                                 Third Quarter...........       9,379.50     7,591.93    7,591.93
                                 Fourth Quarter..........       8,931.68     7,286.27    8,341.63
                                 2003:
                                 First Quarter...........       8,842.62     7,524.06    7,992.13
                                 Second Quarter .........       9,323.02     8,069.86    8,985.44
                                 Third Quarter...........       9,659.13     9,036.04    9,275.06
                                 Fourth Quarter..........      10,453.92     9,469.20   10,453.92

                                                                  High         Low     Period End
                                                               ---------     --------  ----------
                                 2004:
                                 First Quarter...........      10,737.70    10,048.23   10,357.70
                                 Second Quarter..........      10,570.81     9,906.91   10,435.48
                                 Third Quarter (through
                                   July 23, 2004)........      10,334.16     9,962.22    9,962.22

Use of Proceeds and Hedging..    The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the day we price this offer of Notes for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the DJIA, in futures or options contracts or exchange traded funds on the DJIA or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the DJIA, and therefore effectively increase the level of the DJIA that must prevail on the Determination Date in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the stocks underlying the DJIA, futures or options contracts or exchange traded funds on the DJIA or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. We cannot give any assurance that our hedging activity will not affect the value of the DJIA, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution...............    Under the terms and subject to the conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement under
                                 "Plan of Distribution," the Agent, acting as
                                 principal for its own account, has agreed to
                                 purchase, and we have agreed to sell, the
                                 principal amount of Notes set forth on the
                                 cover of this pricing supplement. The Agent
                                 proposes initially to offer the Notes directly
                                 to the public at the public offering price set
                                 forth on the cover page of this pricing
                                 supplement. The Agent may allow a concession
                                 not in excess of $           per Note to other
                                 dealers, which may include Morgan Stanley &
                                 Co. International Limited and Bank Morgan
                                 Stanley AG. We expect to deliver the Notes
                                 against payment therefor in New York, New York
                                 on                      , 2004. After the
                                 initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the DJIA in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The Notes may not be offered or sold in Hong
                                 Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                 Mexico

                                 The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
  Dow Jones and Morgan
  Stanley....................    Dow Jones and Morgan Stanley have entered into
                                 a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the DJIA, which is owned and published by Dow
                                 Jones, in connection with securities,
                                 including the Notes.

                                 The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones' only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the DJIA(SM) which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the Notes. Dow Jones has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the DJIA(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 DOW JONES DOES NOT GUARANTEE THE ACCURACY
                                 AND/OR THE COMPLETENESS OF THE DOW JONES
                                 INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED
                                 THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR

                                 FITNESS FOR A PARTICULAR PURPOSE OR USE WITH
                                 RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR
                                 CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF
                                 NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

                                 "Dow Jones(SM)," "Dow Jones Industrial
                                 Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's Capital Protected Notes due March 30, 2011 Based on the Dow Jones Industrial Average(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the Notes.

ERISA Matters for Pension
  Plans and Insurance
  Companies..................    Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
  Taxation...................    The following summary is based on the opinion
                                 of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and
                                 (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                 Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S.
                                 federal income tax laws, such as:

                                 o  certain financial institutions;
                                 o  tax-exempt organizations;
                                 o dealers and certain traders in securities or foreign currencies;
                                 o  investors holding a Note as part of a
                                    hedging transaction, straddle, conversion or other integrated transaction;
                                 o  U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;
                                 o  partnerships;
                                 o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                 o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and
                                 o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o    a citizen or resident of the United
                                      States;
                                 o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                 The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the
                                 "comparable yield" is an annual rate of    %
                                 compounded annually. Based on our
                                 determination of the comparable yield, the
                                 "projected payment schedule" for a Note
                                 (assuming an issue price of $10) consists of a
                                 projected amount equal to $             due at
                                 maturity.

                                 Based upon our determination of the comparable yield and the projected payment schedule, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each twelve-month period (other than the initial and final periods) ending on December 31 of each year:

                                                                        OID        TOTAL OID DEEMED
                                                                     DEEMED TO     TO HAVE ACCRUED
                                                                   ACCRUE DURING    FROM ORIGINAL
                                                                      ACCRUAL      ISSUE DATE (PER
                                                                    PERIOD (PER    NOTE) AS OF END
                                          ACCRUAL PERIOD               NOTE)      OF ACCRUAL PERIOD
                                 ------------------------------    -------------  -----------------
                                 Original Issue Date through
                                    December 31, 2004..........          $              $
                                 January 1, 2005 through
                                    December 31, 2005..........          $              $
                                 January 1, 2006 through
                                    December 31, 2006..........          $              $
                                 January 1, 2007 through
                                    December 31, 2007..........          $              $
                                 January 1, 2008 through
                                    December 31, 2008..........          $              $
                                 January 1, 2009 through
                                    December 31, 2009..........          $              $
                                 January 1, 2010 through
                                    December 31, 2010..........          $              $
                                 January 1, 2011 through
                                    March 30, 2011.............          $              $

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o  a nonresident alien individual;
                                 o  a foreign corporation; or
                                 o  a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                 o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

                                 o  the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the certification requirements.

                                 Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                 o  subject to U.S. federal withholding tax
                                    without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or

                                 o effectively connected to the conduct by the holder of a trade or business in the United States.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.